EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-275292 on Form S-6 of our report dated January 11, 2024, relating to the statements of financial condition, including the portfolios of investments of Morgan Stanley Portfolios, Series 70, comprising Quality Dividend Strategy, Series 11 and Growth at a Reasonable Price Strategy, Series 7, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
January 11, 2024